Exhibit 99.1


        DRS Technologies Reports Record Second Quarter Results

                  Company Raises Fiscal 2008 Guidance


    PARSIPPANY, N.J.--(BUSINESS WIRE)--Nov. 9, 2007--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the second quarter of fiscal 2008, which ended September 30, 2007. Results for the period included higher revenues, operating income, net earnings and earnings per share than the same quarter a year ago. The company secured a quarterly record in new orders, pushing funded backlog at the end of the period to a new high.

    "The company generated strong sales and profitability for the second quarter of fiscal 2008, reflecting solid organic revenue growth and higher operating margins," said Mark S. Newman, DRS Technologies' chairman, president and chief executive officer. "A quarterly record in new orders for products and services was achieved, driving funded backlog at the end of the period to $3.6 billion, the highest level reported by the company to date."

    He continued, "I also am pleased to announce that toward the end of the second quarter the company resumed product deliveries on the U.S. Army's Thermal Weapon Sights II (TWS II) program."

    Fiscal 2008 Second Quarter Results

    Consolidated revenues of $783.8 million for the second quarter of fiscal 2008 were 10 percent higher than revenues of $711.5 million for the same quarter last fiscal year. The increase was attributable entirely to organic growth.

    Fiscal 2008 second quarter operating income of $92.1 million was 28 percent above the $71.9 million reported for the same quarter in the previous fiscal year. The increase in the fiscal 2008 second quarter was due primarily to higher aggregate revenues and the positive impact of a pretax $11.7 million curtailment gain related to one of the company's benefit plans. The operating margin (operating income as a percentage of revenues) for the fiscal 2008 three-month period was 11.8 percent, compared with 10.1 percent for the same period last year. Excluding the pension gain, fiscal 2008 second quarter operating income was $80.4 million, 12 percent higher than a year ago, and represented a 10.3 percent operating margin.

    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $110.2 million for the fiscal 2008 second quarter, 22 percent higher than EBITDA of $90.6 million for the second quarter of fiscal 2007. EBITDA as a percentage of revenues was 14.1 percent, compared with 12.7 percent in the year-earlier period.

    Interest and related expenses for the second quarter of fiscal 2008 decreased to $28.1 million, 8 percent lower than $30.6 million a year ago. The decrease was due to lower average borrowings outstanding.

    The effective income tax rate for the second quarter of fiscal 2008 was approximately 32 percent, compared with approximately 39 percent for the same period last fiscal year. The lower effective income tax rate in the fiscal 2008 period was due to the recording of approximately $3.1 million in discrete cumulative tax benefits. The tax rate for the fiscal 2007 second quarter included $0.8 million in discrete cumulative tax benefits.

    Net earnings of $43.0 million for the fiscal 2008 three-month period were 71 percent higher than net earnings of $25.2 million reported for the second quarter of fiscal 2007 and included approximately $10.4 million in combined after-tax benefits as a result of the curtailment gain and discrete cumulative tax benefits discussed above. Last year's second quarter included $0.8 million in discrete cumulative tax benefits. Excluding the gain in the fiscal 2008 three-month period and the tax benefits from the second quarter in both years, the company would have reported net earnings of $32.6 million in the fiscal 2008 second quarter, 34 percent above the same quarter last year.

    Diluted earnings per share (EPS) of $1.04 for the fiscal 2008 second quarter were 68 percent above the $0.62 posted for last year's second quarter and were based on 41.4 million weighted average diluted shares outstanding, compared with 40.5 shares for the same period a year earlier. Fiscal 2008 second quarter diluted EPS included $0.25 per share in combined tax benefits, as discussed above: $0.18 per share as a result of the curtailment gain and $0.07 per share in discrete cumulative tax benefits. Fiscal 2007 second quarter diluted EPS included $0.02 per share in tax benefits. Without consideration for these favorable adjustments, the company would have reported diluted EPS of $0.79 for the fiscal 2008 second quarter, or 32 percent above the same period last year.

    Net cash provided by operating activities for the second quarter of fiscal 2008 was $60.2 million, compared with $58.2 million reported for the fiscal 2007 second quarter. Free cash flow (net cash provided by operating activities less capital expenditures) was $41.6 million for the second quarter of fiscal 2008, compared with $44.1 million for the second quarter in the prior fiscal year. Fiscal 2008 second quarter free cash flow reflected decreases in accounts receivable, partially offset by decreases in accounts payable and increases in prepaid expenses and inventory. Capital expenditures for the second quarter of fiscal 2008 were $18.6 million, a 32 percent increase over $14.1 million for same quarter last year.

    New Contract Awards and Backlog

    DRS secured a quarterly record of $1.11 billion in new orders for products and services during the fiscal 2008 three-month period, 21 percent above bookings of $915.2 million for the comparable prior-year period. Funded backlog at September 30, 2007 of $3.59 billion was 31 percent above funded backlog of $2.73 billion at the same time last year.

    The company's C4I Segment booked $516.3 million in new contracts during the second quarter of fiscal 2008, including:

    -- $221 million primarily for battlefield digitization systems, the largest order associated with a new U.S. Army Joint Battle Command-Platform (JBC-P) contract related to the Force XXI Battle Command, Brigade and Below (FBCB2) Blue Force Tracking program;

    -- $61 million to provide Naval and industrial power products primarily associated with U.S. Navy gas turbines for Littoral Combat Ships, nuclear ship power generation, and Navy power control and distribution systems for aircraft carriers, submarines and other surface ships, including the new DDG-1000 Zumwalt class multi-mission destroyer;

    -- $45 million to provide electronic manufacturing services, the most significant orders associated with production of the U.S. Navy's AN/UYQ-70 Advanced Display Systems installed on U.S. Navy ships, submarines and aircraft;

    -- $38 million to provide data collection, secure communications and processing equipment, including receivers, tuners, antennae, radios, signal processing systems and recorders;

    -- $28 million for underwater threat detection systems, primarily related to next- generation naval integrated sonar sensing and processing systems; and

    -- $25 million to produce Driver Vision Enhancer (DVE) A-Kits for a wide range of frontline U.S. Army and Marine Corps tactical combat vehicles.

    New contracts awarded to the company's RSTA Segment during the second quarter of fiscal 2008 were valued at $243.2 million and included:

    -- $101 million for sensor sighting and targeting products utilizing uncooled infrared technology, the largest awards related to the multi-year U.S. Army Driver Vision Enhancers (DVE) program;

    -- $75 million for ground-based thermal imaging systems, the largest orders associated with ground vehicle electro-optical systems for the U.S. Army's Improved Bradley Acquisition System (IBAS) program and Long Range Scout Surveillance System (LRAS3) program; and

    -- $45 million to produce airborne thermal imaging systems and Forward Looking Infrared (FLIR) sensors, the most significant contracts related to supporting the sensors for the U.S. Army's Apache Arrowhead and the Mast Mounted Sights on the OH-58D Kiowa Warrior helicopters.

    For the second quarter of fiscal 2008, the company's Sustainment Systems Segment booked contracts valued at $110.5 million, including:

    -- $44 million for environmental systems, the largest order to support small-scale Joint Service Transportable Decontamination
Systems (JSTDS-SS); and

    -- $30 million for power generators and power supplies, the largest awards associated with 100- and 200-kilowatt generators for the U.S. Army and other government agencies.

    The company's Technical Services Segment booked contracts valued at $238.0 million during the fiscal 2008 second quarter, including:

    -- $199 million for communications products and services, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications.

    The largest awards were associated with the U.S. Army's integrated, open- standards Command and Control Information Technology Infrastructure (C2ITI) for the Multi-National Forces - Iraq (MNF-I) coalition, the multimedia Defense Communications and Army Transmission Systems (DCATS) program and communications services supporting the U.S. Central Command (CENTCOM); and

    -- $28 million for engineering and logistics support services, the most significant orders related to the Joint Land-Attack Cruise
Missile Defense Elevated Netted Sensor System (JLENS), which provides over-the-horizon surveillance against cruise missile threats for U.S. forces deployed abroad.

    Balance Sheet Highlights

    At September 30, 2007, the company had $52.3 million in cash and cash equivalents, compared with $95.8 million at March 31, 2007, the company's fiscal 2007 year end. Lower cash and cash equivalents at the end of the second quarter of fiscal 2008 reflected utilization of approximately $75 million in cash to prepay a portion of the company's long-term debt.

    Total debt at September 30, 2007 was $1.71 billion. The company had no borrowings against its revolving credit facility at September 30, 2007. Stockholders' equity increased to $1.57 billion at the end of the second quarter of fiscal 2008, compared with $1.50 billion at March 31, 2007.

    Second Quarter Segment Results

    DRS's C4I Segment achieved record second quarter results in revenues, operating income, bookings and funded backlog for the three-month period ended September 30, 2007, compared with the same quarter last year. Revenues of $309.4 million were 13 percent higher than the $273.4 million posted for same quarter in fiscal 2007, reflecting increases primarily in the segment's tactical computer systems and Driver Vision Enhancer A-Kits product lines, as well as electronic manufacturing services. Operating income was $34.1 million, a 4 percent improvement over operating income of $32.7 million for last year's second quarter, reflecting an 11.0 percent operating margin. New orders received during the fiscal 2008 second quarter were $516.3 million, up 65 percent from $312.3 million for the same period a year earlier, which contributed to a record funded backlog of $1.48 billion at September 30, 2007, 35 percent higher than the same time last year.

    Results for the company's RSTA Segment for the second quarter of fiscal 2008 were higher in all metrics, compared with the same quarter last year. Revenues of $188.8 million were up 29 percent from $146.7 million in the previous fiscal year's second quarter. The increase was due to higher shipments in the segment's ground vehicle and airborne sighting and targeting systems product lines. The segment generated $18.4 million in operating income, 43 percent above $12.8 million reported for the second quarter a year earlier. RSTA's operating margin increased to 9.8 percent from 8.8 percent for the comparable three-month period in the previous fiscal year. New orders of $243.2 million during the three-month period of fiscal 2008 were 18 percent above bookings of $205.6 million for the year-ago quarter and contributed to a record funded backlog of $1.11 billion at September 30, 2007, 38 percent higher than funded backlog a year earlier.

    DRS's Sustainment Systems Segment reported a rise in revenues, operating income, operating margin and funded backlog for the three-month period ended September 30, 2007, compared with the same prior-year period. Fiscal 2008 second quarter revenues of $108.5 million were 11 percent higher than $97.8 million for the same period a year ago. The increase in sales was the result of higher shipments primarily in the segment's power generator, heavy equipment trailer, Minuteman facility environmental control systems and other defense systems product lines. The segment's operating income of $24.8 million was an 88 percent improvement, compared with $13.2 million for the second quarter of fiscal 2007, and reflected a 22.9 percent operating margin, up 70 percent from an operating margin of 13.5 percent for the same period in the prior fiscal year. These increases were attributable primarily to the curtailment gain discussed earlier. Excluding this gain, the segment generated $13.1 million in operating income and a 12.1 percent operating margin. The segment secured new contracts valued at $110.5 million during the second quarter of fiscal 2008 and reported funded backlog of $512.0 million at September 30, 2007, 28 percent higher than funded backlog of $401.3 million at the same time a year ago.

    Fiscal 2008 second quarter results for the company's Technical Services Segment included record operating income and funded backlog, and higher operating margins. The segment's fiscal 2008 second quarter revenues of $177.1 million were 9 percent lower than sales from the same period last year. Last year's second quarter sales were unusually high, due to the receipt of significant, end-of-government-fiscal-year orders for services that required urgent delivery. Record operating income of $15.0 million reflected an operating margin of 8.5 percent, up 27 percent from operating income of $11.9 million, and an operating margin of 6.1 percent for last year's second quarter. Higher fiscal 2008 second quarter profitability was due primarily to improvements in the engineering and logistics support services business line, in addition to the segment's military communications products and services line. New orders received in the fiscal 2008 second quarter were valued at $238.0 million, contributing to a record funded backlog at September 30, 2007 of $490.5 million, up 13 percent from $435.9 million at the same time last year.

    Fiscal 2008 Six-Month Results

    For the first six months of fiscal 2008, DRS posted record revenues of $1.52 billion, 13 percent above revenues of $1.34 billion for the same period last year. Higher revenues for the first half were attributable to strong organic revenue growth in each of the company's operating segments.

    Operating income of $123.5 million for the first six months of fiscal 2008 included a $36.8 million pretax charge taken in the first quarter on the TWS II program and the $11.7 million curtailment gain in the second quarter, mentioned earlier. Excluding the impact of these items, the company would have reported $148.6 million in operating income for the first six months of fiscal 2008, 9 percent higher than the $136.9 million reported for the same six-month period last year.

    The TWS II program is a family of next-generation sights mounted on U.S. Army and Marine Corps weapons that utilizes thermal imaging technology to detect threats. The TWS II program is supported by the company's Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment.

    Operating income as a percentage of sales for the first six months of fiscal 2008 was 8.1 percent. Before giving effect to the pretax charge and the curtailment gain, the company would have reported an operating margin of 9.8 percent for the six-month period, compared with 10.2 percent for the same period a year earlier.

    Interest and related expenses for the first six months of fiscal 2008 were $56.8 million, 6 percent lower than $60.5 million for the same period a year earlier. The decrease was due to lower average borrowings outstanding.

    The effective income tax rate for the first half of fiscal 2008 was approximately 33 percent, compared with approximately 39 percent for the same period last year. The fiscal 2008 first-half effective income tax rate reflected the positive impact of $3.1 million in discrete cumulative tax benefits in the second quarter. The company recorded $1.2 million in discrete cumulative tax benefits in the fiscal 2007 first half.

    The company posted EBITDA of $159.5 million for the first six months of the fiscal year, compared with $174.2 million reported for the first half of last year. EBITDA as a percentage of revenues was
10.5 percent.

    Net earnings of $44.7 million for the first six months of fiscal 2008 were reduced by an after-tax charge of $23.2 million on the TWS II program in the first quarter and were increased by $10.4 million in combined after-tax benefits as a result of the curtailment gain and discrete cumulative tax benefits in the second quarter, discussed earlier. For the fiscal 2007 first half, net earnings were $46.5 million, which included $1.2 million in discrete cumulative tax benefits, as mentioned. Excluding the impact of these items from both years, the company would have reported net earnings of $57.5 million for the first six months of fiscal 2008, 27 percent higher than net earnings of $45.3 million for the same period in fiscal 2007.

    Diluted EPS of $1.08 for the fiscal 2008 six-month period were based on 41.3 million weighted average diluted shares outstanding. Included in six-month diluted EPS was a $0.56 per share after-tax charge in the first quarter on the TWS II program, which was partially offset by $0.25 per share in combined tax benefits in the second quarter, as previously mentioned. Diluted EPS of $1.14 on 40.6 million weighted average diluted shares outstanding for the same period in fiscal 2007 included $0.03 per share in tax benefits. Without the effect of these adjustments in both years, the company would have reported diluted EPS of $1.39 for the first half of fiscal 2008, a 25 percent improvement over diluted EPS of $1.11 for same period a year ago.

    Net cash provided by operating activities for the first six months of fiscal 2008 was $60.7 million, compared with $32.3 million reported for the same period in fiscal 2007. Free cash flow was $28.2 million for the first half of fiscal 2008, significantly higher than the $5.1 million for the same period in the prior fiscal year. Capital expenditures were $32.5 million for the fiscal 2008 first half, a 19 percent increase over $27.2 million for the same period last year.

    Outlook

    "Strong operating results in the second quarter, exceptional demand for our products and services reflected in a book-to-bill ratio of approximately 1.4 to 1, the resumption of TWS II shipments, and a record funded backlog of programs expected to continue to receive strong customer support are positioning the company well for the second half of the fiscal year," added Mr. Newman. "This optimism has provided us with the confidence to raise guidance for fiscal 2008 to include higher expectations for revenues, diluted EPS and free cash flow."

    The company's revised guidance is below:



                                     Revised FY2008 Financial Guidance
                                     ---------------------------------
Revenues                             $3.10 billion to $3.15 billion
Operating Margin                     Better than 10%
Interest Expense                     $114 million to $116 million
Effective Income Tax Rate            Approximately 35-36%
Diluted EPS                          $3.12 to $3.22
Weighted Average Diluted
    Shares Outstanding               41.7 million
Capital Expenditures                 $70 million to $85 million
Free Cash Flow                       $105 million to $125 million


    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call in conjunction with this news release, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, investor relations, will host the call, which is scheduled for today, Friday, November 9, 2007 at 9:00 a.m. EST. Listeners can access the call live and archived by visiting the Investor Info page of DRS's web site at http://ir.drs.com or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.



               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
    CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (UNAUDITED)
----------------------------------------------------------------------
                 (Millions Except Earnings per Share)

                                      Three Months Ended September 30,
                                      --------------------------------
                                                 2007             2006
                                         ------------     ------------
Revenues                                $       783.8    $       711.5
Costs and Expenses                      $       691.7    $       639.6
Operating Income(1)                     $        92.1    $        71.9
Interest and Related Expenses           $        28.1    $        30.6
Earnings before Income Taxes            $        63.6    $        41.1
Income Tax Expense                      $        20.6    $        15.9
Net Earnings(2,5)                       $        43.0    $        25.2
Earnings per Share:
       Basic(2,5)                       $        1.06    $         .64
       Diluted(2,5)                     $        1.04    $         .62
Weighted Average Number of Shares of
   Common Stock Outstanding:
       Basic                                     40.5             39.7
       Diluted                                   41.4             40.5

                                       Six Months Ended September 30,
                                      --------------------------------
                                                 2007             2006
                                         ------------     ------------
Revenues                                $     1,519.4    $     1,341.8
Costs and Expenses                      $     1,395.9    $     1,204.9
Operating Income(1,3)                   $       123.5    $       136.9
Interest and Related Expenses           $        56.8    $        60.5
Earnings before Income Taxes            $        66.2    $        75.8
Income Tax Expense                      $        21.5    $        29.3
Net Earnings(2,4,6)                     $        44.7    $        46.5
Earnings per Share:
       Basic(2,4,6)                     $        1.10    $        1.17
       Diluted(2,4,6)                   $        1.08    $        1.14
Weighted Average Number of Shares of
   Common Stock Outstanding:
       Basic                                     40.5             39.7
       Diluted                                   41.3             40.6

1 Fiscal 2008 second quarter and six-month operating income includes an $11.7 million pretax curtailment gain related to one of the Company's benefit plans.

2 Fiscal 2008 second quarter and six-month net earnings and earnings per share include $10.4 million and $0.25, respectively, in combined after-tax benefits.

3 Fiscal 2008 six-month operating income includes the impact of a $36.8 million pretax charge on the Thermal Weapon Sights II program in the first quarter.

4 Fiscal 2008 six-month net earnings and earnings per share include the impact of an after-tax charge of $23.2 million and $0.56 per share, respectively, on the Thermal Weapon Sights II program in the first quarter.

5 Fiscal 2007 second quarter net earnings and earnings per share include $0.8 million and $0.02, respectively, in discrete tax benefits.

6 Fiscal 2007 six-month net earnings and earnings per share include
 $1.2 million and $0.03, respectively, in discrete tax benefits.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
                 NON-GAAP FINANCIAL DATA (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)
                                      Three Months Ended September 30,
                                      --------------------------------
                                                2007             2006
                                             -------          -------
Reconciliation of Non-GAAP Financial
 Data:
    Net Earnings(1,3)                       $   43.0         $   25.2
    Income Taxes                                20.6             15.9
    Interest Income                             (0.3)            (0.3)
    Interest and Related Expenses               28.1             30.6
    Amortization and Depreciation               18.8             19.2
                                      --------------    -------------
    EBITDA(4)                               $  110.2         $   90.6
    Income Taxes                               (20.6)           (15.9)
    Interest Income                              0.3              0.3
    Interest and Related Expenses              (28.1)           (30.6)
    Deferred Income Taxes                        4.7              3.6
    Changes in Assets and Liabilities,
     Net of
        Effects from Business
         Combinations
        and Divestitures                        (1.9)             6.4
    Other, Net                                  (4.4)             3.8
                                      --------------          -------
    Net Cash Provided by Operating
        Activities                          $   60.2         $   58.2
    Capital Expenditures                       (18.6)           (14.1)
                                      --------------    -------------
    Free Cash Flow(5)                       $   41.6         $   44.1

                                      Six Months Ended September 30,
                                                2007             2006
                                             -------          -------
Reconciliation of Non-GAAP Financial
 Data:
    Net Earnings(1,2,3)                     $   44.7         $   46.5
    Income Taxes                                21.5             29.3
    Interest Income                             (0.9)            (0.5)
    Interest and Related Expenses               56.8             60.5
    Amortization and Depreciation               37.4             38.4
                                      --------------    -------------
    EBITDA(4)                               $  159.5         $  174.2
    Income Taxes                               (21.5)           (29.3)
    Interest Income                              0.9              0.5
    Interest and Related Expenses              (56.8)           (60.5)
    Deferred Income Taxes                        3.7              4.0
    Changes in Assets and Liabilities,
     Net of
        Effects from Business
         Combinations
        and Divestitures                       (61.5)           (65.4)
    Other, Net                                  36.4              8.8
                                      --------------    -------------
    Net Cash Provided by Operating
        Activities                          $   60.7         $   32.3
    Capital Expenditures                       (32.5)           (27.2)
                                      --------------    -------------
    Free Cash Flow(5)                       $   28.2         $    5.1

1 Fiscal 2008 second quarter and six-month net earnings include $10.4 million in combined after-tax benefits in the second quarter.

2 Fiscal 2008 six-month net earnings include the impact of an after-tax charge of $23.2 million on the Thermal Weapon Sights II program in the first quarter.

3 Fiscal 2007 second quarter and six-month net earnings include $0.8 million and $1.2 million, respectively, in discrete tax benefits.

4 The Company defines EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is nota substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

5 The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
       RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)
----------------------------------------------------------------------
                 (Millions Except Earnings per Share)

                                        Three Months     Six Months
                                             Ended          Ended
                                        September 30,   September 30,
                                        -------------- ---------------
                                          2007   2006    2007    2006
                                         -----   ----   -----   -----
Operating Income                        $ 92.1  $71.9  $123.5  $136.9
Pretax Operating Charge(1)                   -      -    36.8       -
Pretax Curtailment Gain(2)               (11.7)     -   (11.7)      -
                                        ------- -----  ------- ------
Adjusted Operating Income(5)            $ 80.4  $71.9  $148.6  $136.9

Net Earnings                            $ 43.0  $25.2  $ 44.7  $ 46.5
After-Tax Charge(1)                          -      -    23.2       -
After-Tax Curtailment Gain(2)             (7.3)     -    (7.3)      -
Discrete Cumulative Tax Benefits(3,4)     (3.1)   (.8)   (3.1)   (1.2)
                                        ------- ------ ------- -------
Adjusted Net Earnings(5)                $ 32.6  $24.4  $ 57.5  $ 45.3

Diluted Earnings per Share              $ 1.04  $ .62  $ 1.08  $ 1.14
After-Tax Charge(1)                          -      -     .56       -
After-Tax Curtailment Gain(2)             (.18)     -    (.18)      -
Discrete Cumulative Tax Benefits(3,4)     (.07)  (.02)   (.07)   (.03)
                                        ------- ------ ------- -------
Adjusted Diluted Earnings(5)            $  .79  $ .60  $ 1.39  $ 1.11

1 Fiscal 2008 six-month results include a $36.8 million pretax charge to operating income on the Thermal Weapon Sights II program, which resulted in an after-tax charge of $23.2 million to net earnings, or $0.56 per diluted share, in the first quarter.

2 Fiscal 2008 second quarter and six-month operating income include an $11.7 million pretax curtailment gain, which resulted in an after-tax gain to net earnings of $7.3 million, or $0.18 per diluted share, in the second quarter.

3 Fiscal 2008 second quarter and six-month net earnings and diluted earnings per share include discrete cumulative tax benefits of $3.1 million and $0.07, respectively, in the second quarter.

4 Fiscal 2007 second quarter and six-month net earnings and diluted earnings per share include discrete cumulative tax benefits of $0.8 million and $0.02, respectively, and $1.2 million and $0.03, respectively.

5 The Company discloses adjusted operating income, adjusted net earnings and adjusted diluted EPS excluding the impact of charges, gains and discrete tax benefits because the charges, gains and tax benefits included in GAAP operating income, net earnings and diluted EPS may not be indicative of ongoing operational results or may affect the comparability of results between periods. The Company believes that the non-GAAP measures provide additional and meaningful assessments of the Company's ongoing operating performance. The Company believes that the most directly comparable GAAP financial measures to adjusted operating income, adjusted net earnings and adjusted diluted EPS are operating income, net earnings and diluted EPS, and that adjusted operating income, adjusted net earnings and adjusted diluted EPS are not substitutes for the comparable GAAP amounts. Adjusted operating income, adjusted net earnings and adjusted diluted EPS, as we define them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define adjusted operating income, adjusted net earnings and adjusted diluted EPS in the same manner.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
              SECOND QUARTER SEGMENT RESULTS (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)

                                      Three Months Ended September 30,
                                      --------------------------------
                                              2007             2006(1)
                                         ---------          ----------
Revenues
C4I Segment                             $    309.4         $     273.4
RSTA Segment                                 188.8               146.7
Sustainment Systems Segment                  108.5                97.8
Technical Services Segment                   177.1               193.6
----------------------------------------------------------------------
Consolidated                            $    783.8         $     711.5
----------------------------------------------------------------------

Operating Income
C4I Segment                             $     34.1         $      32.7
RSTA Segment                                  18.4                12.8
Sustainment Systems Segment(2)                24.8                13.2
Technical Services Segment                    15.0                11.9
Other                                        (0.2)                 1.3
----------------------------------------------------------------------
Consolidated                            $     92.1         $      71.9
----------------------------------------------------------------------

Operating Margin
C4I Segment                                  11.0%               12.0%
RSTA Segment                                  9.8%                8.8%
Sustainment Systems Segment(2)               22.9%               13.5%
Technical Services Segment                    8.5%                6.1%
Consolidated                                 11.8%               10.1%
----------------------------------------------------------------------

Bookings
C4I Segment                             $    516.3         $     312.3
RSTA Segment                                 243.2               205.6
Sustainment Systems Segment                  110.5               120.6
Technical Services Segment                   238.0               276.7
----------------------------------------------------------------------
Consolidated                            $  1,108.0         $     915.2
----------------------------------------------------------------------

Backlog
C4I Segment                             $  1,478.8         $   1,093.3
RSTA Segment                               1,105.5               799.3
Sustainment Systems Segment                  512.0               401.3
Technical Services Segment                   490.5               435.9
----------------------------------------------------------------------
Consolidated                            $  3,586.8         $   2,729.8
----------------------------------------------------------------------


1 Fiscal 2007 second quarter results were adjusted to reflect the realignment of the Company's operations into four segments, as announced on October 2, 2006.

2 Fiscal 2008 second quarter results include the impact of an $11.7 million pretax curtailment gain from one of the Company's benefit plans.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
                SIX-MONTH SEGMENT RESULTS (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)

                                        Six Months Ended September 30,
                                        ------------------------------
                                                   2007        2006(1)
                                              ---------       --------
Revenues
C4I Segment                                  $    607.8      $   543.7
RSTA Segment                                      342.4          263.3
Sustainment Systems Segment                       216.4          184.4
Technical Services Segment                        352.8          350.4
----------------------------------------------------------------------
Consolidated                                 $  1,519.4      $ 1,341.8
----------------------------------------------------------------------

Operating Income (Loss)
C4I Segment                                  $     66.0      $    60.4
RSTA Segment(2)                                   (2.7)           25.8
Sustainment Systems Segment(3)                     35.1           24.6
Technical Services Segment                         25.5           25.2
Other                                             (0.4)            0.9
----------------------------------------------------------------------
Consolidated                                 $    123.5      $   136.9
----------------------------------------------------------------------

Operating Margin
C4I Segment                                       10.9%          11.1%
RSTA Segment(2)                                  (0.8)%           9.8%
Sustainment Systems Segment(3)                    16.2%          13.3%
Technical Services Segment                         7.2%           7.2%
Consolidated                                       8.1%          10.2%
----------------------------------------------------------------------

Bookings
C4I Segment                                  $    943.2      $   657.7
RSTA Segment                                      440.1          362.6
Sustainment Systems Segment                       241.2          203.4
Technical Services Segment                        423.0          473.7
----------------------------------------------------------------------
Consolidated                                 $  2,047.5      $ 1,697.4
----------------------------------------------------------------------

Backlog
C4I Segment                                  $  1,478.8      $ 1,093.3
RSTA Segment                                    1,105.5          799.3
Sustainment Systems Segment                       512.0          401.3
Technical Services Segment                        490.5          435.9
----------------------------------------------------------------------
Consolidated                                 $  3,586.8      $ 2,729.8
----------------------------------------------------------------------


1 Fiscal 2007 six-month results were adjusted to reflect the realignment of the Company's operations into four segments, as announced on October 2, 2006.

2 Fiscal 2008 six-month results include the impact of a $36.8 million pretax charge on the Thermal Weapon Sights II program in the first quarter.

3 Fiscal 2008 six-month results include the impact of an $11.7 million pretax curtailment gain from one of the Company's benefit plans in the second quarter.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
        CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
----------------------------------------------------------------------
                            ($ Thousands)

                                                 September   March 31,
                                                  30,
                                                      2007        2007
                                            --------------  ----------
Assets
Cash and Cash Equivalents                  $        52,271 $    95,833
Other Current Assets                             1,019,434   1,029,829
----------------------------------------------------------------------
Total Current Assets                             1,071,705   1,125,662
----------------------------------------------------------------------
Property, Plant and Equipment, Net                 237,769     231,206
Goodwill, Intangibles and Other Assets           2,842,921   2,857,842
----------------------------------------------------------------------
Total Assets                               $     4,152,395 $ 4,214,710
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt     $         5,568 $     5,161
Accounts Payable and Other Current
 Liabilities                                       728,741     765,371
----------------------------------------------------------------------
Total Current Liabilities                          734,309     770,532
----------------------------------------------------------------------
Long-Term Debt, Excluding Current
 Installments                                    1,705,943   1,783,046
Other Liabilities                                  144,246     158,682
Stockholders' Equity                             1,567,897   1,502,450
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity $     4,152,395 $ 4,214,710
----------------------------------------------------------------------



    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500